Item 77 E:  Legal Proceedings

Since October 2003, Federated and related entities (coll ectively, "Federated"), and various
Federated funds ("Funds"), have been named as defend ants in several class action lawsuits now pending in the United States District Court for th e District of Maryland. The lawsuits were purportedly filed on behalf of people who purchased, ow ned and/or redeemed shares of
Federated-sponsored mutual funds during specified perio ds beginning November 1, 1998. The suits are generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fu nd shareholders. These lawsuits began to be filed shortly after Federated's first public announce ment that it had received requests for information on shareholder trading activities in the Fun ds from the SEC, the Office of the New
York State Attorney General ("NYAG"), and other authorit ies. In that regard, on November 28, 2005, Federated announced that it had reached final sett lements with the SEC and the NYAG with respect to those matters. Specifically, the SEC and
 NYAG settled proceedings against three
Federated subsidiaries involving undisclosed market timi ng arrangements and late trading. The
SEC made findings: that Federated Investment Management
Company ("FIMC"), an SEC-
registered investment adviser to various Funds, and Federat ed Securities Corp., an SEC-registered broker-dealer and distributor for the Funds, violated provis ions of the Investment Advisers Act and Investment Company Act by approving, but not disclosing, t hree market timing arrangements, or the associated conflict of interest betwee n FIMC and the funds involved in the arrangements, either to other fund shareholders or to the f unds' board; and that Federated
Shareholder Services Company, formerly an SEC-registered tr ansfer agent, failed to prevent a customer and a Federated employee from late trading in viol ation of provisions of the Investment
Company Act. The NYAG found that such conduct violated provi sions of New York State law.
Federated entered into the settlements without admitting or
 denying the regulators' findings. As
Federated previously reported in 2004, it has already paid ap proximately $8.0 million to certain funds as determined by an independent consultant. As part of these settlements, Federated agreed
to pay disgorgement and a civil money penalty in the aggregat e amount of an additional $72 million and, among other things, agreed that it would not ser ve as investment adviser to any registered investment company unless (i) at least 75% of the f und's directors are independent of
Federated, (ii) the chairman of each such fund is independent o f Federated, (iii) no action may be taken by the fund's board or any committee thereof unless ap proved by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a "senior
officer" who reports to the independent trustees and is re sponsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for ma naging the process by which management fees charged to a fund are approved. The settlemen ts are described in Federated's announcement which, along with previous press releases and re lated communications on those matters, is available in the "About Us" section of Federated' s website at FederatedInvestors.com.
Federated and various Funds have also been named as defendant s in several additional lawsuits, the majority of which are now pending in the United States Di strict Court for the Western District of Pennsylvania, alleging, among other things, excessive advi sory and Rule 12b-1 fees.
The board of the Funds has retained the law firm of Dickstein
 Shapiro LLP to represent the Funds
in these lawsuits. Federated and the Funds, and their respectiv e counsel, are reviewing the allegations and intend to defend this litigation. Additional la wsuits based upon similar allegations may be filed in the future. The potential impact of these lawsu its, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential si milar suits is uncertain. Although we do not believe that these lawsuits will have a material adve rse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/ or other developments resulting from the regulatory investigations will not result in increased
 Fund redemptions, reduced sales of
Fund shares, or other adverse consequences for the Funds.